BYLAWS

OF

URBAN TANTRA INTERNATIONAL, INC.

The following Bylaws are adopted by the shareholders entitled to vote for the government of
 URBAN TANTRA INTERNATIONAL, INC.:

ARTICLE I
MEETINGS OF SHAREHOLDERS

(a) Annual Meetings. The regular annual meeting of shareholders shall be held at the principal office of the Corporation, at 1521 ALTON ROAD, SUITE 153, MIAMI BEACH, FL 33139 on JUNE 1 of each year. If that day falls on a legal holiday, the meeting shall be held on the next business day. The first annual meeting shall be held in 2010.

(b) Special Meetings. The Secretary shall call special meetings pursuant to a resolution of the Board of Directors, or upon the written request of two directors, or by shareholders representing 33.3 percent of the shares issued and entitled to vote. Calls for special meetings shall specify the time, place and purpose thereof. No business other than that specified in the call shall be considered.

(c) Notice of Meetings. A written notice stating the date, time, place and purpose of the meeting of shareholders shall be given either by personal delivery or by mail at least 60 days but not more than 90 days before the date of the meeting to each shareholder of record entitled to notice of the meeting. If mailed, such notice shall be addressed to the shareholder at his address as it appears on the records of the Corporation. All notices with respect to any shares held in more than one name may be given to the one who is named first on the certificate of stock. Notice so given shall be considered as notice to all the holders of such shares.

(d) Quorum. A majority of the shares issued and outstanding, represented by the holders of record thereof, in person or by proxy, shall constitute a quorum at any meeting of shareholders, but less than such number may adjourn the meeting from time to time. At such adjourned meeting any business may be transacted which might have been transacted if the meeting had been held as originally called.

(e) Proxies. Any shareholder entitled to vote at a meeting of shareholders may be represented and vote thereat by proxy in writing, subscribed by such shareholder or by his duly authorized attorney and submitted to the Secretary at or before such meeting.

ARTICLE II
SEAL

The Seal of the Corporation shall be:

The Seal shall remain in the custody of the Secretary. The Seal or a facsimile thereof shall be affixed to all certificates of stock. If deemed advisable and authorized by the Board of Directors, a duplicate seal may be kept and used by any other officer of the Corporation or by the Transfer Agent or Registrar.

ARTICLE III
SHARES

SECTION 1: Certificates.

Certificates evidencing the ownership of shares of the Corporation shall be issued to those entitled to them by transfer or otherwise. Each certificate shall be numbered consecutively, shall be signed by the President or Vice President and by the Secretary, Assistant Secretary, Treasurer, or Assistant Treasurer. The certificate shall bear the seal of the Corporation and shall contain such recitals as may be required by law. The certificates shall be of such tenor and design as the Board of Directors may determine.

SECTION 2: Transfers.

(a) Shares may be transferred by the registered holders thereof or by their legally empowered attorneys or by their legal representatives, by surrender of the certificate and a written assignment of the shares. The Board of Directors may appoint such Transfer Agents or Registrars of shares as it may deem advisable and may define their powers and duties.

(b) All endorsements, assignments, transfers, share powers or other instruments of transfer of securities standing in the name of the Corporation shall be executed for and in the name of the Corporation by any two of the following officers: the President or Vice President and the Treasurer or Secretary, or an Assistant Treasurer or Assistant Secretary, or by any person(s) authorized by the Board of Directors.

SECTION 3: Lost Certificates.

The Board of Directors may order new certificates to be issued in place of any certificates claimed to have been lost or destroyed. In every case the owner(s) of the lost certificates shall first furnish a bond to the Corporation with surety or sureties satisfactory to the Corporation, in such sum as the Board of Directors may in its discretion deem sufficient, as indemnity against any loss or liability that the Corporation may incur by reason of the issuance of the new certificates. The Board of Directors may at its discretion, refuse to issue such new certificates, save upon the order of a court of competent jurisdiction.

SECTION 4: Closing of Transfer Books.

The Share Transfer Books of the Corporation may be closed by order of the Board of Directors for a period not exceeding ten (10) days prior to any meeting of shareholders and for a period not exceeding (10) days prior to the payment of any dividend. The times during which the books may be closed shall be fixed by the Board of Directors.

ARTICLE IV
DIRECTORS

The number of members of the Board of Directors shall be determined pursuant to law, and then only by a resolution of the shareholders entitled to vote. The election of directors shall be held at the regular annual meeting of shareholders or at a special meeting called for that purpose. Unless removed, as permitted by law or by these Bylaws, Directors shall hold office until the expiration of the term for which they were elected and shall continue in office until their respective successors shall have been duly elected and qualified.

ARTICLE V
VACANCIES IN THE BOARD

A resignation by a Director shall take effect upon its receipt by the Secretary unless some other time is specified therein. In case of any vacancy in the Board of Directors through death, resignation, removal, disqualification or other cause deemed sufficient by the Board, the remaining directors, though less than a majority of the Board, by affirmative vote of a majority of those present at any duly convened meeting may, except as herein provided, elect a successor to hold office for the unexpired portion of the term of that Director, and until the election and qualification of a successor.

ARTICLE VI
REGULAR MEETINGS

Regular meetings of the Board of Directors shall be held periodically on such dates as the Board may designate.

ARTICLE VII
SPECIAL MEETINGS

Special meetings of the Board of Directors shall be called by the Secretary and held at the request of the President or any two of the Directors.

ARTICLE VIII
NOTICE OF MEETINGS

Written notice of the time and place of each meeting of Directors shall be given by the Secretary to each Director either by personal delivery or by mail, telegram, or cablegram at least two days before the meeting. Such notice need not specify the purpose of the meeting. Notice of adjournment of a meeting need not be given if the time and place to which it is adjourned are fixed and announced at such meeting.

ARTICLE IX
QUORUM

A majority of the Directors in office at the time shall constitute a quorum at all meetings.

ARTICLE X
PLACE OF MEETINGS

The Board of Directors may hold its meetings at such place(s) within or without the State of NEVADA as the Board may, from time to time, determine.

ARTICLE XI
COMPENSATION

Directors, as such, shall not receive any stated salary for their services. By resolution of the Board a fixed sum for expenses, if any, may be allowed for attendance at each meeting, regular or special. Nothing herein contained shall preclude any Director from serving the Corporation in any other capacity and receiving compensation. Members of executive or special committees may be allowed such compensation for attending committee meetings as the Board of Directors may determine.

ARTICLE XII
ELECTION OF OFFICERS

At the first meeting of the Board of Directors in each year held after the annual meeting of shareholders, and at any special meeting provided in Article VII, the Board of Directors shall elect the officers of the Corporation and designate such subordinate officers and employees as it shall determine. It may also appoint an executive committee or committees from their number and define their powers and duties.

ARTICLE XIII
OFFICERS

The officers of this Corporation shall be a President, Vice President, Secretary, and Treasurer who may or may not be directors. The officers shall be elected by the Board of Directors and shall hold office for one year and until their successors are elected and qualified. Additional Vice Presidents may be elected as determined by the Directors who may also appoint one or more Assistant Secretaries, one or more Assistant Treasurers and such other officers and agents of the Corporation as they may deem appropriate. Any officer or employee elected or appointed by the Board of Directors, other than as Director, may be removed at any time upon vote of the majority of the Board of Directors. Any two or more offices may be held by the same person except that no one person shall hold the offices of President and Secretary or Assistant Secretary. The Board of Directors may, in case of the absence of any officer for any other reason it may deem sufficient, delegate the powers or duties of such officer to any other officer or to any director, provided a majority of the Board of Directors concurs.

ARTICLE XIV
DUTIES OF OFFICERS

(a) President. The President shall preside at all meetings of shareholders and directors. The President shall exercise, subject to the control of the Board of Directors and the shareholders of the Corporation, a general supervision over the affairs of the Corporation.

(b) Vice President. In the absence of the President or in the event of his death, inability or refusal to act, the Vice President shall perform the duties and be vested with the authority of the President.

(c) Secretary. The Secretary shall record the minutes of all proceedings of the Board of Directors and of the shareholders and shall maintain proper records thereof which shall be attested by him. The Secretary shall keep such books as may be required by the Board of Directors and shall take charge of the Seal of the Corporation.

(d) Treasurer. The Treasurer shall have the custody of the funds and securities of the Corporation which may come into his hands and shall do with them as ordered by the Board of Directors. When necessary or proper the Treasurer may endorse for collection on behalf of the Corporation, checks, notes and other obligations. The Treasurer shall deposit the funds of the Corporation to its credit in such banks and depositories as the Board of Directors may from time to time designate. He shall submit to the annual meeting of shareholders a statement of the financial condition of the Corporation. The Treasurer shall keep and maintain the Books of the Corporation, full and accurate accounts of all moneys received and disbursed for and on account of the Corporation, and shall, whenever required by the Board of Directors, make and render a statement of his accounts and such other statements as may be required.

(e) General Duties of All Officers. All officers shall perform generally all duties incident to their particular offices and also such other duties as may be assigned to them by the Board of Directors.

ARTICLE XV
ORDER OF BUSINESS

The order of business at meetings of shareholders shall be the order or sequence usual and generally prevalent for the orderly conduct of the business of such meetings. In case of dispute or question as to procedure, the standard and recognized rules of parliamentary procedure shall govern unless otherwise specifically provided by law or in these Bylaws. All persons claiming to hold proxies shall present them to the Secretary for verification before the opening of the meeting.

ARTICLE XVI
FISCAL YEAR

The fiscal year of the Corporation shall begin on the 1st day of June in each year.

ARTICLE XVII
FORCE AND EFFECT OF BYLAWS

These Bylaws are subject to the provisions of the laws or statutes of the State of NEVADA and the Corporation's Articles of Incorporation as they may be amended. If any provision in these Bylaws is inconsistent with any provision of the law or the Articles of Incorporation, the provision of the law or of the Articles of Incorporation shall govern.

ARTICLE XVIII
ADAPTATION TO ONE PERSON CORPORATION

Wherever in these Bylaws references are made to more than one incorporator, director or shareholder, they shall, if this is a sole incorporator, director, shareholder corporation be construed to mean the solitary person; and all provisions dealing with the quantum of majorities or quorums shall be deemed to mean the action by the one person constituting the Corporation.

ARTICLE XIX
AMENDMENTS

These Bylaws may be amended or new bylaws may be adopted at a meeting held for such purpose, by the affirmative vote of the holders of shares entitling them to exercise a majority of the voting power of the Corporation on such proposal. Notice of such meeting shall be given pursuant to these Bylaws.

/s/

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Andrew McLaughlin
PRESIDENT/TREASURER/DIRECTOR
URBAN TANTRA INTERNATIONAL, Inc.